EXHIBIT 10(a)

                   Lincoln Snacks Company
                      4 High Ridge Park
                     Stamford, CT 06905
                       (203) 329-4545
                     Fax: (203) 329-4555

September 5, 1997

Mr. Ed Lyons
PLANTERS LIFESAVERS COMPANY
100 Deforest Avenue
East Hanover, NJ   07936

Dear Mr Lyons:

     Not withstanding anything contrary to Part 1, Paragraph 1.1 of the Exclusive Distribution Agreement dated as of June 6, 1995, between Lincoln Snacks Company ("Lincoln") and Planters Company, a unit of Nabisco, Inc. ("Planters"), as amended, the parties hereby agree that Fiddle Faddle product may be sold to Target Stores ("Target") on behalf of Lincoln other than by Planters prior to December 31, 1997.

     Please refer to the Amendment to Exclusive Distribution Agreement dated as of February 28, 1997 (the "Amendment") between Lincoln and Planters.

     Pursuant to Section 6, Purchase Requirements, Paragraph (b) of the Amendment, during the six month period commencing July 1, 1997 and ending December 31, 1997, among other things, Planters agreed to pay for an aggregate of 750,000 Equivalent Cases to be billed at a rate of 125,000 Equivalent Cases per month. With respect to its obligations under that paragraph (b), Lincoln is to bill Planters on the first day of each month during such period, and Planters is to pay Lincoln within 15 days thereof, an amount of $300,000 (which amount represents $2.40 times 125,000). On the last day of each month, Lincoln is to bill Planters (at the transfer price per Equivalent Case less $2.40) for the number of cases manufactured during such month in accordance with the monthly production schedule. Pursuant to this letter, on the last day of each month during the referenced six month period, Lincoln hereby agrees to credit Planters $1.75 per Equivalent Case for sales made to Target during the month. The maximum credit in any monthly period will be limited to 125,000 Equivalent Cases less the number of cases manufactured during such month for Planters.

     Section 6, Purchase Requirements, Paragraph (c) of the Amendment, is hereby amended to read as follows: In the event that during the calendar year ending December 31, 1997, Planters has not sold at least 1,500,000 Equivalent Cases in non-liquidation channels, Planters shall pay Lincoln, prior to January 15, 1998, an amount equal to (x) 1,500,000 minus (y) the amount of Equivalent Cases sold through non-liquidation channels and the amount sold to Target prior to December 31, 1997 times
(z) $3.20. Lincoln and Planters agree that the amount contemplated by the previous sentence to be paid by Planters, to the extent Planters fails to sell at least 1,500,000 Equivalent Cases in non-liquidation channels (inclusive of the amount sold to Target prior to December 31, 1997), is a reasonable estimate of the amount of damages Lincoln would suffer as a result of Planters failure to sell such cases and constitutes a fair and reasonable amount of compensation for any such failure.

     Please confirm you are in agreement with the foregoing by executing a copy of this letter and returning it to me.

                         Very truly yours,
                         LINCOLN SNACKS COMPANY

                         By:     /s/ Kristine A. Crabs
                                 ------------------------------
                         Name:   Kristine A. Crabs
                         Title:  Vice President and Chief
                                 Financial Officer

Accepted and Agreed to:
PLANTERS COMPANY, a Unit of NABISCO, INC.

By:     /s/ Ed Lyons
        ---------------------------
Name:   Ed Lyons
Title:  Vice President Finance
